Part II	Exhibit 15.1

Letter re: Unaudited Interim Financial Information

November 3, 2011

The Board of Directors and Shareholders:

CVS Caremark Corporation

We are aware of the incorporation by reference in the Registration Statements (Nos. 333-167746, Nos. 333-49407, 333-34927, 333-28043, 333-91253, 333-63664, 333-139470 and 333-141481 on Form S-8 and 333-165672 on Form S-3) of CVS Caremark Corporation of our reports dated May 5, 2011, August 4, 2011 and November 3, 2011, relating to the unaudited condensed consolidated interim financial statements of CVS Caremark Corporation that are included in its Forms 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011.

/s/ Ernst & Young, LLP
Boston, Massachusetts